UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2007

Excelsior LaSalle Property Fund, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-51948 (Commission File Number)	20-1432284 (IRS Employer Identification No.)
225 High Ridge Road Stamford, CT (Address of principal executive offices)	06905 (Zip Code)
(203) 352-4400 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 14, 2007, Excelsior LaSalle Property Fund, Inc. (the “Fund”) entered into a material definitive agreement with Cabana Beach of San Marcos, LP and Cabana South Beach Apartments LP, third parties unrelated to the Fund, to acquire a 100% fee simple interest in two apartment complexes located in the southeastern United States. The two apartment complexes have a combined 780 units and were built between 2005 and 2007. The gross purchase price will be approximately $103.3 million. The Fund also entered into three additional non-material agreements with various private investors, unrelated to the Fund, to acquire 100% fee simple interests in three additional apartment complexes also located in the southeastern United States. The three apartment complexes have a combined 1,560 units and were built between 2001 and 2005. The gross purchase price will be approximately $91.4 million and will include the assumption of a $33.5 million mortgage loan maturing 2016 at a fixed-rate of 5.95%, interest-only for the first five years. The acquisitions are subject to successful completion of due diligence and are expected to close during the fourth quarter of 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Excelsior LaSalle Property Fund, Inc.

By:	/s/ Henry I. Feuerstein
Henry I. Feuerstein
President and Chief Executive Officer

Date: September 20, 2007